EXHIBIT 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 2, 2005, relating to the financial statements and financial statement schedules of Unitrin, Inc. and management's report on internal control, appearing in the Annual Report on Form 10-K of Unitrin, Inc. and subsidiaries for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in this Registration Statement.

/s/Deloitte & Touche LLP

Chicago, Illinois
August 4, 2005